Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally, Vice President, Corporate Communications
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com

HILL-ROM ANNOUNCES PRELIMINARY FISCAL FIRST QUARTER FINANCIAL RESULTS; UPDATES 2012 FINANCIAL OUTLOOK

BATESVILLE, Ind., January 10, 2012 /PRNewswire-FirstCall/ -- Hill-Rom Holdings, Inc. (NYSE: HRC), announced preliminary unaudited financial results for its fiscal first quarter and narrowed its outlook for 2012, in advance of the company’s participation in the J.P. Morgan Healthcare Conference later this week.

Hill-Rom expects to report quarterly revenue of approximately $381 million for the quarter ended December 31, 2011, an increase of 2 percent compared to last year.  The company anticipates reporting earnings per share in the range of $0.52-$0.53 for the quarter. This compares to $0.55 last year, when earnings included a non-recurring benefit of $0.03 per share due to the reinstatement of the Research and Development Tax Credit for a prior period.

Due to continuing turbulence in the global economy, Hill-Rom is updating its previous outlook for fiscal 2012.  The company now expects full-year constant currency revenue growth between 3 and 4 percent, as opposed to the 4 to 5 percent previously projected.  If currency rates remain stable near recent levels, the company expects revenue growth to be approximately 2 to 3 percent on a reported basis.  The company narrowed the range of projected adjusted earnings to $2.45 to $2.50 per diluted share, from the previously projected range of $2.45 to $2.55.  The narrowed range reflects lower expected revenue growth, as well as the impact of the Research and Development Tax Credit not being reinstated for calendar year 2012, which was expected to contribute approximately $0.03 per share had it been reinstated.  Projected cash flow from operations remains unchanged from previous guidance at approximately $290 to $300 million. Fiscal 2012 guidance excludes the impact of the previously announced acquisition of Völker group, which is expected to close within the first calendar quarter of 2012.

Hill-Rom will release its full first quarter results on January 25, 2012, as previously announced.

Management Comments

"Challenging external conditions led to weaker than expected revenues across the board, and lower order volumes than last year in our North America Acute Care segment," said John J. Greisch, President and CEO of Hill-Rom. "Orders improved year over year in our International segment, but the global economy causes us to remain cautious about our International outlook for the remainder of the year, especially in Europe. Given the uncertainty in the market, we expect continued unevenness in our quarterly revenue. We are confident, however, in our ability to deliver our revised guidance for the year and will continue to aggressively manage our cost structure to mitigate the impact of lower projected revenues."

First Quarter Revenue Preliminary Analysis

-- North America Acute Care.  North America Acute Care revenue grew 7 percent to approximately $234 million.  Capital sales increased 11 percent due primarily to higher sales of patient support systems, which grew 13 percent.  Rental revenue declined 2 percent versus the prior year.

-- International.  International segment revenue, which excludes Canada, declined 7 percent to approximately $97 million, due primarily to declines in Latin America and European regions.

-- North America Post-Acute Care.  North America Post-Acute Care revenue declined 3 percent to approximately $51 million.  Capital sales increased 5 percent and rental revenue decreased 5 percent versus the prior year.  Extended care revenue growth was more than offset by a decline in our home care business versus the prior year.

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company's future plans, objectives, beliefs, expectations, representations and projections.  The Company has tried, wherever possible, to identify these forward-looking statements using words such as "intend," "anticipate," "believe," "plan," "encourage," "expect," "may," "goal," "become," "pursue," "estimate," "strategy," "will," "projection," "forecast," "continue," "accelerate," "promise," "increase," “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology.  The absence of such terms, however, does not mean that the statement is not forward-looking.  It is important to note that forward-looking statements are not guarantees of future performance, and the Company's actual results could differ materially from those set forth in any forward-looking statements.  Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company's dependence on its relationships with several large group purchasing organizations, whether the Company's new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, potential exposure to product liability or other claims, failure of the Company's announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters.  For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading "Risk Factors" in the Company's previously filed most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.  The Company assumes no obligation to update or revise any forward-looking statements.
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